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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*
                                   -----------

                                TYLER CORPORATION
    -------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    902184100
                  ---------------------------------------------
                                 (CUSIP Number)


                                  May 26, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:[ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                                   SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 902184100                                            PAGE 2 OF 7 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         William Hunter Oates 1998 Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                (a) [ ]
                                (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
     NUMBER OF                       0
       SHARES              ----------------------------------------------
   BENEFICIALLY            6        SHARED VOTING POWER
     OWNED BY                        0
        EACH               ----------------------------------------------
     REPORTING             7        SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH               ----------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    1,600,000
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,600,000
 -------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        4.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)
        OO
--------------------------------------------------------------------------------



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                                                   SCHEDULE 13G
-------------------                                           -----------------
CUSIP NO. 902184100                                           PAGE 3 OF 7 PAGES
-------------------                                           -----------------

------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     John M. Yeaman
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
     NUMBER OF                  16,550
       SHARES              ----------------------------------------------
   BENEFICIALLY            6   SHARED VOTING POWER
     OWNED BY                   0
        EACH               ----------------------------------------------
     REPORTING             7   SOLE DISPOSITIVE POWER
       PERSON                  416,550
        WITH               ----------------------------------------------
                           8   SHARED DISPOSITIVE POWER
                               1,600,000
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,016,550
 ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)
------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.9%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     IN
------------------------------------------------------------------------------



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                                                   SCHEDULE 13G
-------------------                                           -----------------
CUSIP NO. 902184100                                           PAGE 4 OF 7 PAGES
-------------------                                           -----------------

------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     David Oates
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
     NUMBER OF                  0
       SHARES              ----------------------------------------------
   BENEFICIALLY            6   SHARED VOTING POWER
     OWNED BY                   0
        EACH               ----------------------------------------------
     REPORTING             7   SOLE DISPOSITIVE POWER
       PERSON                  0
        WITH               ----------------------------------------------
                           8   SHARED DISPOSITIVE POWER
                               1,600,000
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,600,000
 ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)
------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.7%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     IN
------------------------------------------------------------------------------



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                                                   SCHEDULE 13G
-------------------                                           -----------------
CUSIP NO. 902184100                                           PAGE 5 OF 7 PAGES
-------------------                                           -----------------

Item 1.

           Item 1(a)       Name of Issuer:
                           Tyler Corporation, a Delaware corporation (the "Company")

           Item 1(b)       Address of Issuer's Principal Executive Offices:
                           2121 San Jacinto Street, Dallas, Texas 75201

Item 2.

           Item 2(a)       Name of Person Filing:
                           This Schedule 13G Amendment No. 1 is being jointly filed by each of the following persons: (i) William Hunter Oates 1998 Trust (the "Trust"); (ii) John M. Yeaman ("Mr. Yeaman"), an individual, as a co-trustee of the Trust; and (iii) Davis Oates ("Mr. Oates"), an individual, as a co-trustee of the Trust.

           Item 2(b)       Address or principal business office or, if none,
                           residence:
                           Trust:      4900 Lakeside Drive, Dallas, Texas 75205
                           Mr. Yeaman: 4320 Westway Ave., Dallas, Texas 75205 Mr. Oates: Farm Road 303, Box 403, Loop, Texas 79342

           Item 2(c)       Citizenship:
                           United States

           Item 2(d)       Title of class of securities:
                           Common Stock, $0.01 par value

           Item 2(e)       CUSIP No.:
                           902184100

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

           (a)  [ ]        Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).
           (b)  [ ]        Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).
           (c)  [ ]        Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).
           (d)  [ ]        Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).
           (e)  [ ]        An investment adviser in accordance with Rule 13d-1
                           (b)(1)(ii)(E);
           (f)  [ ]        An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
           (g)  [ ]        A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
           (h)  [ ]        A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);
           (i)  [ ]        A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j)  [ ]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


    If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


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-------------------                                           -----------------
CUSIP NO. 902184100                                           PAGE 6 OF 7 PAGES
-------------------                                           -----------------

Item 4.    Ownership.

           Item 4(a)       Amount beneficially owned:   1,600,000 shares

                           The Trust owns 1,600,000 shares of Tyler Common Stock. John M. Yeaman and David Oates are co-trustees of the Trust.

           Item 4(b)       Percent of class:   4.7%

                           The calculations of the percentage of outstanding Tyler Common Stock are based upon 34,267,399 shares of Tyler Common Stock currently outstanding.

           Item 4(c)       Number of shares as to which the person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 1,600,000

Item 5.    Ownership of Five Percent or Less of a Class.

           If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
           Not Applicable.

Item 9.    Notice of Dissolution of a Group.
           Not Applicable.

Item 10.   Certifications.

           Item 10(a)      Not Applicable.
           Item 10(b) By signing below I certify that, to the best of knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 902184100                                           PAGE 7 OF 7 PAGES
-------------------                                           -----------------

Signature

           After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Filing is true, complete and correct.



August 18, 1998                       WILLIAM HUNTER OATES 1998 TRUST


                                      /s/ JOHN M. YEAMAN
                                      ----------------------------------
                                      JOHN M. YEAMAN, AS CO-TRUSTEE



                                      /s/ DAVID OATES
                                      ----------------------------------
                                      DAVID OATES, AS CO-TRUSTEE